Exhibit 10.1

THE McCLATCHY COMPANY
BENEFIT RESTORATION PLAN

(As in Effect Commencing as of July 25, 2011)

ARTICLE 1
PURPOSE

The McClatchy Company (the “Company”) has established The McClatchy Company Benefit Restoration Plan (the “Plan”) for the benefit of certain executives of the Company and its Affiliates.  The Plan was established effective February 4, 2009 (the “Effective Date”).  At the time, the Company intended that the Plan be treated as an unfunded plan of deferred compensation for purposes of the Internal Revenue Code of 1986, as amended (the “Code”) and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and as a plan for a select group of management and highly compensated employees for purposes of ERISA.

Effective as of July 25, 2011 (the “Restatement Effective Date”), the Company terminated the deferred compensation feature of the Plan, and converted the Plan to a program providing for immediate payment of retirement benefits to the Participants.  With respect to contributions by the Company on or after the Restatement Effective Date, the Plan shall no longer be an ERISA plan, but rather is intended to be a payroll practice plan described in Labor Regulation section 2510.3-1(b)(2) and also to satisfy the exemption under Labor Regulation section 2510.3-2(c).

ARTICLE 2
ELIGIBILITY AND PARTICIPATION

2.1           Eligibility

Eligibility to participate in the Plan is limited to those employees of the Company and its Affiliates who are eligible to participate in the 401(k) Plan and whose Compensation in any calendar year exceeds the applicable limit under Code Section 401(a)(17) ($245,000 for 2011).  Such an employee of the Company or its Affiliates automatically will become a participant in the Plan (a “Participant”) when his Compensation exceeds such limit.

2.2           Company Matching Contribution Amount

For each calendar year for which the Company makes a matching contribution to salaried employees under the 401(k) Plan generally, the Company will make a Company Matching Contribution under this Plan to each Participant who remains employed by the Company or its Affiliates on the last day of such calendar year or who terminated employment with the Company and its Affiliates during the calendar year on account of Retirement or death.  No Company Matching Contribution shall be credited for a year to a Participant if the Participant is not employed by the Company or an Affiliate on the last day of the year and did not terminate employment during the year on account of Retirement or on account of death.

2.3           Company Supplemental Contribution Amount

For each calendar year for which the Company makes a profit sharing contribution to salaried employees participating under the 401(k) Plan generally, except as next provided, the Company will make a Company Supplemental Contribution under this Plan to each Participant who remains employed by the Company or its Affiliates on the last day of such calendar year or who terminated employment with the Company and its Affiliates during the calendar year on account of Retirement or death.  However, if the Supplemental Contribution made under this Plan would prevent the Company from growing operating cash flow or achieving some other financial performance goals as determined by the Committee, then the Committee reserves the right in its sole discretion to determine if a Supplemental Contribution will be made.  In addition, no Company Supplemental Contribution shall be credited for a year to a Participant if the Participant is not employed by the Company or an Affiliate on the last day of the year and did not terminate employment during the year on account of Retirement or on account of death.

2.4           Vesting

A Participant’s benefit under this Plan shall vest in accordance with the following schedule based on his years of vesting service under the 401(k) Plan:

Years of Vesting Service	Vested Percentage
Less than 3	0%
3 or more	100%

A Participant who is an employee of the Company or its Affiliate on or after his Normal Retirement Age or who dies while an employee of the Company or its Affiliate shall become 100% vested in his or her Plan benefit, to the extent not already so vested.  A Participant shall forfeit any amount of his or her Plan benefit that is not vested as of his or her Termination Date.  Furthermore, notwithstanding anything to the contrary under this Plan, a Participant shall not be entitled to any payment with respect to any portion of his or her Plan benefit that is forfeited under this Section 2.4.

ARTICLE 3
PAYMENT OF DEFERRED COMPENSATION

3.1           Three-Year Installment Payments and Termination Payment

                      Except in the event of death, a Participant’s vested Deferred Compensation Account will be distributed in three substantially equal annual installments to him or her commencing in January of the calendar year following his or her Termination Date or, if later, as of the first day of the seventh month following his or her Termination Date.  Notwithstanding the preceding, the Company shall fully distribute a Participant’s vested Deferred Compensation Account as soon as reasonably practicable following July 25, 2012 (the “Termination Distribution”).

3.2           Death

In the event of the death of a Participant, distribution of his or her Deferred Compensation Account shall be made entirely in accordance with Article 5 of the Plan.

ARTICLE 4
LEGACY DEFERRED COMPENSATION PLAN ACCOUNTS

4.1           Accounts
A bookkeeping Company contribution Deferred Compensation Account was established and is maintained by the Plan Administrator for each Participant who received contributions for calendar year 2010.  Amounts credited as Company Matching Contributions and Company Supplemental Contributions prior to the Restatement Effective Date were credited to the Deferred Compensation Accounts.

4.2           Investment Credits

Prior to the Termination Distribution of the account, Participants’ Deferred Compensation Accounts shall be adjusted to reflect increases or decreases based on credits to the Deferred Compensation Account representing performance of the Investment Index, in such manner as determined by the Plan Administrator in its sole discretion for all such accounts.  The Plan Administrator is authorized prospectively to replace or otherwise modify the Investment Index used under the Plan.

4.3           Valuation Date

Each Participant’s Deferred Compensation Account shall be valued as of each December 31, and on the last day of the month in which the Participant ceases to be an employee, at which point credits under Section 4.2 shall be made with respect to the Deferred Compensation Account balance remaining in the Plan as of the Valuation Date.  The Plan Administrator also may establish such other date or dates as Valuation Dates with respect to a Participant’s Deferred Compensation Account or particular investments in the Deferred Compensation Account.

4.4           Termination of Deferred Compensation Accounts.

All Deferred Compensation Accounts under the Plan shall be fully liquidated and distributed by July 24, 2013.  As of the date as of which all Termination Distributions under the Plan have been completed, there shall no longer be any Deferred Compensation Accounts under the Plan, and this Article 4 and Article 5 shall cease to have effect.

ARTICLE 5
DEFERRED COMPENSATION DEATH BENEFITS

5.1           Death Benefit

A Participant may designate a Beneficiary or Beneficiaries to receive payment of his vested Deferred Compensation Account in the event of his death.  Each Beneficiary designation:  (i) shall be made on a form filed in the manner prescribed by the Plan Administrator, (ii) shall be effective when, and only if made and filed in such manner during the Participant’s lifetime, and (iii) upon such filing, shall automatically revoke all previous Beneficiary designations.  Upon the death of a Participant, the full amount of the Participant’s vested Deferred Compensation Account (or the remaining amount of the vested Deferred Compensation Account in the event that installment payments have commenced) shall be paid to the Participant’s Beneficiary in a single lump sum.

5.2           Failure to Designate Beneficiary

If the payments to be made pursuant to this Article 5 are not subject to a valid Beneficiary designation at the time of the Participant’s death (because the designated Beneficiary predeceased the Participant or for any other reason), the estate of the Participant shall be the Beneficiary.  If a Beneficiary designated by the Participant to receive all or any part of the Participant’s Deferred Compensation Account dies after the Participant but before complete distribution of that portion of the Deferred Compensation Account, and at the time of the Beneficiary’s death there is no valid designation of a contingent Beneficiary, the estate of such Beneficiary shall be the Beneficiary of the portion in question.

ARTICLE 6
RETIREMENT PAYMENTS

Effective with respect to any Company Matching Contribution or Company Supplemental Contribution made with respect to calendar year 2011 or a later calendar year, payment shall be made to each Participant to whom such contribution is owed by March 15 of the calendar year following the calendar year to which the contribution relates or, if later, the calendar year following the year in which such amounts become vested.  The Company shall maintain a bookkeeping account to reflect the Plan benefit of any Participant who is not vested and has not forfeited his or her contributions.   In the case of unvested Participants there shall not be any interest or other investment performance credit to the account.

ARTICLE 7
CLAIMS PROCEDURE

7.1           Initial Claim

If a Participant believes he or she is entitled to payments under the Plan which have not been paid or have been paid in a lesser amount, the Participant may submit a written claim to the Plan Administrator.  If the Plan Administrator determines that the claim should be denied, written notice of the decision will be furnished to the Participant within a reasonable period of time.  This notice will set forth in clear and precise terms the specific reasons for the denial, specific reference to pertinent Plan provisions on which the denial is based, a description of additional material or information necessary for the Participant to perfect the claim, and an explanation of the Plan’s review procedure.  The written notice shall be given to the Participant within ninety (90) days after receipt of the claim, unless special circumstances require an extension of time for processing the claim, in which case a decision will be rendered and written notice furnished within one hundred eighty (180) days after receipt of the claim.  A written notice of such extension of time indicating the special circumstances and expected date of decision will be furnished to the Participant within the initial ninety (90) day period.

7.2           Claims Appeal

The Participant may, within 60 days after receiving notice denying the claim, request a review of the decision by written application to the Committee.  The Participant may also review pertinent documents and submit issues and comments in writing.  A written decision on the appeal will be made by the Committee not later than 60 days after receipt of the appeal, unless special circumstances require an extension of time, in which case a decision will be rendered within a reasonable period of time, but in no event later than 120 days after receipt of the appeal.  A written notice of such extension of time will be furnished to the Participant before such extension begins.  The decision will include the specific reason(s) for the decision and the specific reference(s) to the pertinent plan provisions on which the decision is based.  The decision will be final.  A Participant’s Beneficiary also may use the claim procedures set forth in Section 7.1 and this Section.

ARTICLE 8
MANAGEMENT AND ADMINISTRATION

8.1           Administration

The Company shall serve as the Plan Administrator.  The Plan Administrator shall have the full power and authority to control and manage the operation and administration of the Plan, including the authority, in its sole discretion: (a) to promulgate and enforce such rules and regulations as deemed necessary or appropriate for the administration of the Plan; (b) to interpret the Plan consistent with the terms and intent thereof; and (c) to resolve any possible ambiguities, inconsistencies and omissions in the Plan.  All such actions shall be in accordance with the terms and intent of the Plan.

The Company may designate, by written instrument acknowledged by the parties, one or more persons to carry out its fiduciary responsibilities as Plan Administrator.  To the extent of any such delegation, the delegate shall become the Plan Administrator responsible for the matters assigned by the Company, and references to the Company in such capacity shall apply instead to the delegate.  Additionally, the Company may assign any of its responsibilities to specific persons who are directors, officers, or employees of the Company, or a committee composed of such persons, in order to execute its actions as the Plan Administrator.  Any action by the Company assigning any of its responsibilities to specific persons who are directors, officers, or employees of the Company, or a committee composed of such persons, shall not constitute delegation of the Company’s responsibility as Plan Administrator, but rather shall be treated as the manner in which the Company has determined internally to discharge such responsibility.  One such assignment is hereby made to the General Counsel, who shall have the power on behalf of the Company to execute plan documents, trust agreements or other contracts relating to the Plan or Plan administration.

The Plan Administrator may engage the services of accountants, attorneys, actuaries, consultants and such other professional personnel as deemed necessary or advisable to assist them in fulfilling responsibilities of the Plan Administrator under the Plan.  The Plan Administrator, and its delegates and assistants shall be entitled to act on the basis of all tables, valuations, certificates, opinions and reports furnished by such professional personnel.

8.2           Amendment and Termination of the Plan

The Company may, in its sole discretion, amend this Plan at any time or from time to time, in whole or in part, and for any reason, by action of the Committee.  However, no amendment shall reduce the amount accrued in a Participant’s account as of the date of such amendment.  Effective as of the Restatement Effective Date, there was a complete termination of the Deferred Compensation Accounts.  The terminal distribution of Deferred Compensation Accounts shall be made in accordance with Article 3.

ARTICLE 9
GENERAL PROVISIONS

9.1.           Alienation of Benefits

No amount payable under the Plan shall be subject to alienation, sale, transfer, assignment, pledge, attachment, garnishment, lien, levy or like encumbrance.  Neither the Company nor the Plan shall in any manner be liable for or subject to the debts or liabilities of any person entitled to payment under the Plan.

9.2.           Overpayments

If any overpayment is made under the Plan, (a) the amount of the overpayment may be set off against further amounts payable to or on account of the Participant until the overpayment has been recovered in full, or (b) the Participant shall be required to return the amount of the overpayment to the Plan Administrator.  The foregoing remedy is not intended to be exclusive.

9.3.           Withholding Taxes

The Company and the Plan Administrator shall withhold such taxes and make such reports to governmental authorities as they reasonably believe to be required by law.

9.4.           Distributions to Minors and Incompetents

If the Plan Administrator determines that a Participant or any Beneficiary receiving or entitled to receive payment under the Plan is incompetent to care for his or her affairs, and in the absence of the appointment of a legal guardian of the property of the incompetent, payments due under the Plan (unless prior claim thereto has been made by a duly qualified guardian, committee or other legal representative) may be made to the spouse, parent, brother or sister or other person, including a hospital or other institution, deemed by the Plan Administrator to have incurred or to be liable for expenses on behalf of such incompetent.  In the absence of the appointment of a legal guardian of the property of a minor, any minor’s share of an amount under the Plan may be paid to such adult or adults as in the opinion of the Plan Administrator have assumed the custody and principal support of such minor.

The Plan Administrator, however, in its sole discretion, may require that a legal guardian for the property of any such incompetent or minor be appointed before authorizing the payment of the Plan benefit in such situations.  Benefit payments made under the Plan in accordance with determinations of the Plan Administrator pursuant to this Article 8 shall be a complete discharge of any obligation arising under the Plan with respect to such benefit payments.

9.5.           No Right to Employment

Nothing contained in this Plan shall be deemed to give any employee the right to be retained in the service of the Company or to interfere with the right of the Company to demote, discharge or discipline any employee at any time without regard to the effect that such demotion, discharge or discipline may have upon the employee under the Plan.

9.6.           Unfunded Plan

The Plan shall be an unfunded, unsecured obligation of the Company.  The Company shall not be required to segregate any assets to provide payment of a Participant’s Plan benefit, and the Plan shall not be construed as providing for such segregation.  Any liability of the Company with respect to the payment of a Participant’s Plan benefit shall be based solely upon any contractual obligations created by the Plan.  Any such obligation shall not be deemed to be secured by any pledge or other encumbrance or any property of the Company.

9.7.           Change in Control; Merger or Other Reorganization

The Company may assign its obligations under this Plan to a successor, whether by merger, consolidation, asset sale or other business reorganization or transaction (“Business Transaction”).  The obligations also may transfer to a successor in a Business Transaction by operation of law.  The transfer of a Participant to a successor in connection with a Business Transaction shall not result in the Participant being treated as terminating employment or ceasing to be an employee, if the Company assigns its obligations under this Plan to the successor or if the obligations are assigned by operation of law.  Thereafter, this Plan shall be binding upon and shall inure to the benefit of any successor of the Company, resulting from the Business Transaction.  Alternatively, in the case of a Business Transaction that is a Change in Control, the Company may determine to terminate the Plan and distribute all benefits as soon as reasonably practicable thereafter, provided the termination and distribution comply with the requirements of Section 409A of the Code.

9.8.           Miscellaneous

(a)           Construction

Unless the contrary is plainly required by the context, wherever any words are used herein in the masculine gender, they shall be construed as though they were also used in the female gender, and vice versa, and wherever any words are used herein in the singular form, they shall be construed as though they were also used in the plural form, and vice versa.  Furthermore, the terms of this Plan shall be construed in accordance with Section 409A of the Code so as to avoid the imposition of the penalty tax under Section 409A, and, in the event of any inconsistency between the Plan and Section 409A of the Code, Section 409A shall control.

(b)           Severability

If any provision of the Plan is held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been included in it.

(c)           Titles and Headings Not to Control

The titles to Articles and the headings of Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than the titles or headings, shall control.

(d)           Complete Statement of Plan

This document is a complete statement of the Plan.  The Plan may be amended, modified or terminated only in writing and then only as provided herein.

9.9.           Governing Law

The Plan shall be governed by ERISA, and to the extent not preempted by ERISA, the laws of the State of California without regard to its choice of law provisions.

ARTICLE 10
DEFINITIONS

In addition to those definitions set forth in Article 1 or otherwise in the text of this Plan, the following terms shall have the meaning assigned below in this Article 10:

10.1. “Affiliate” means any entity which is part of the same "controlled group" as the Company, as determined under Sections 414(b) or (c) of the Code.  An entity shall be treated as an Affiliate only while a member of the controlled group that includes the Company.

10.2. “Beneficiary” means the person or persons designated by the Participant to receive payment of the amounts provided in the Plan in the event of his death.  Each Beneficiary designation:  (i) shall be made on a form filed in the manner prescribed by the Plan Administrator, (ii) shall be effective when, and only if made and filed in such manner during the Participant's lifetime, and (iii) upon such filing, shall automatically revoke all previous Beneficiary designations.

10.3. “Board” means the Board of Directors of the Company.

10.4. “Change in Control” means the occurrence of any of the following: (i) the sale, lease, conveyance or other disposition of all or substantially all of the Company's assets to any "person" (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended), entity or group of persons acting in concert; (ii) any "person" or group of persons (other than any member of the McClatchy family or any entity or group controlled by one or more members of the McClatchy family) becoming the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities; (iii) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its controlling entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity (or its controlling entity) outstanding immediately after such merger or consolidation; (iv) a contest for the election or removal of members of the Board that results in the removal from the Board of at least 50% of the incumbent members of the Board, or (v) the occurrence of a "Rule 13e-3 transaction" as such term is defined in Rule 13e-3 promulgated under the Securities Exchange Act of 1934, as amended, or any similar successor rule.

10.5. “Code” means the Internal Revenue Code of 1986, as amended.

10.6. “Committee” means the Compensation Committee of the Board.

10.7. “Company” means The McClatchy Company.

10.8. “Company Matching Contribution” means, with respect to each calendar year, the Company contribution on behalf of a Participant equal to the maximum rate of matching contribution applied under the 401(k) Plan for such calendar year multiplied by the Participant’s Compensation for the calendar year, minus the maximum matching contribution allocable to the Participant under the 401(k) Plan for the calendar year (whether or not the Participant actually received such matching contribution under the 401(k) Plan).

10.9. “Company Supplemental Contribution” means, with respect to each calendar year, the Company contribution on behalf of a Participant equal to the supplemental contribution percentage applied under the 401(k) Plan for the Participant for such year, if any, multiplied by the Participant’s Compensation for the calendar year, minus the Company profit sharing contribution allocable to the Participant under the 401(k) Plan for the calendar year (whether or not the Participant is eligible to receive such Company profit sharing contribution under the 401(k) Plan).

10.10.  “Compensation” means the base salary paid to a Participant by the Company or its Affiliates, which amount shall exclude overtime, commissions (except for commissions paid to Participants for direct sales, which shall be included), bonuses or any other extra compensation.  Notwithstanding the foregoing, Compensation shall include (a) lump sum “merit” payments made in lieu of wage increases and (b) base salary contributed to a plan as elective deferrals within the meaning of Code section 402(g)(3) or that is not otherwise includible in gross income of the Participant under Code section 125, 457 or 132(f)(4).  For purposes of this Section “base salary” shall mean “commissions” with regard to a Participant who is paid commissions only.  Notwithstanding the foregoing, if the definition of “Compensation” in the 401(k) Plan is amended, this definition will be amended to match the definition contained in the 401(k) Plan, except that Compensation for purposes of this Plan shall be determined without regard to the applicable limitation under Code section 401(a)(17).

10.11. “Deferred Compensation Account” means the book entry account established under the Plan for a Participant in which shall be reflected all Company Matching Contributions and Company Supplemental Contributions credited to the Plan with respect to the 2010 calendar year and allocable returns and losses under Article 4 of the Plan.

10.12. “ERISA” means the Employee Retirement Income Security Act of l974, as amended.

10.13. “Investment Index” means the investment measure selected by the Company for use under the Plan, as set forth in Supplement A.

10.14. “Normal Retirement Age” means age 65.

10.15.  “Plan Administrator” means the Company.

10.16. “Retirement” means, with respect to a Participant, “Retirement” as defined under the 401(k) Plan, which in addition to service criteria requires the Participant to terminate employment with the Company and its Affiliates on or after attainment of age 55.

10.17.  “Separation from Service” means termination of a Participant’s employment with the Company and its Affiliates by reason of death, retirement, Disability, resignation or discharge; provided, further, that such termination would constitute a “separation from service” within the meaning of Treasury Regulations section 1.409A-1(h) or any amendment or successor thereto in accordance with the default rules thereunder.  Accordingly, a Participant shall be considered to have experienced a termination of employment when the facts and circumstances indicate that the Participant and the Company reasonably anticipate that either (i) no further services will be performed for the Company and its Affiliates after a certain date, or (ii) that the level of bona fide services the Participant will perform for the Company and its Affiliates after such date will permanently decrease to no more than 20% of the average level of bona fide services performed by Participant over the immediately preceding 36-month period.  If a Participant is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Participant and the Company or an Affiliate shall be treated as continuing intact, provided that the period of such leave does not exceed 6 months, or if longer, so long as the Participant retains a right to reemployment with the Company or an Affiliate under an applicable statute or by contract.

10.18. “Termination Date” means the date the Participant has a Separation from Service.

10.19. "Valuation Date" means the date or dates as of which Deferred Compensation Accounts are valued, as set forth in Section 4.3.

10.20.  “Years of Vesting Service” means, with respect to a Participant, the number of years credited to the Participant for vesting purposes under the 401(k) Plan.

10.21.  “401(k) Plan” means The McClatchy Company Deferred Compensation and Investment Plan as in effect on December 31, 2009, or any successor thereto, as such plan may later be amended from time to time.

*           *           *           *           *

To reflect the termination of the deferred compensation feature under this Plan by the Committee and its conversion to a program of immediate retirement payments, effective as of July 25, 2011, the authorized officer hereby executes this Plan document on behalf of the Company.

By:
Name:
Title: